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					    UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

					    SCHEDULE 13G

			 Under the Securities Exchange Act of 1934
(Amendment No. )

Affirmative Insurance Holdings, Inc.
					  (Name of Issuer)

Common Shares
				 (Title of Class of Securities)

					      008272106
					    (CUSIP Number)

					  December 31, 2004
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_X_/	Rule 13d-1(b)
/___/	Rule 13d-1(c)
/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (02-02)







CUSIP No. 008272106				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,366,450-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,366,450-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,366,450-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	8.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------













CUSIP No. 008272106				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,362,550-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,362,550-

----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,362,550-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	8.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN, IA
----------------------------------------------------------------













CUSIP No. 008272106				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	George R. Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,366,450-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,366,450-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,366,450-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	8.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------













CUSIP No. 008272106				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Partners Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-860,300-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-860,300-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-860,300-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IV
-----------------------------------------------------------------













CUSIP No. 008272106				13G

ITEM 1.

     (a)  The name of the issuer is Affirmative Insurance
Holdings, Inc. (the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
4450 Sojourn Dr., Suite 500, Addison, TX 75001.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers")

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 008272106.






































CUSIP No. 008272106				13G

ITEM 3. If this statement is filed pursuant to rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).


	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	_X*_	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).
			*RS Partners Fund is a registered investment company.

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).	*RS Investment Management, L.P. is a registered
			investment adviser.

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G).
			*RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. George R.
			Hecht is a control person of RS Investment Management
			Co. LLC and RS Investment Management, L.P.

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with rule 240.13d-1(b)(1)(ii)(J)
















CUSIP No. 008272106				13G

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /__/.



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock, except for RS Partners Fund, are more than five percent of the outstanding Stock.

RS Investment Management, L.P. is a registered investment adviser, a managing member of registered investment advisers, and the investment adviser to RS Partners Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.


























CUSIP No. 008272106				13G

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

RS INVESTMENT MANAGEMENT CO. LLC

By:   __________________________
       Terry R. Otton
	Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:   __________________________
       Terry R. Otton
	Chief Operating Officer














CUSIP No. 008272106				13G


RS PARTNERS FUND
By:	RS INVESTMENT MANAGEMENT, L.P.
	Investment Adviser

       By:	__________________________
       Terry R. Otton
		Chief Operating Officer


GEORGE R. HECHT


__________________________
George R. Hecht






EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:  February 14, 2005

RS INVESTMENT MANAGEMENT CO. LLC

By:   __________________________
       Terry R. Otton
	Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:   __________________________
       Terry R. Otton
	Chief Operating Officer










CUSIP No. 008272106				13G


RS PARTNERS FUND
By:	RS INVESTMENT MANAGEMENT, L.P.
	Investment Adviser

       By:	__________________________
       Terry R. Otton
		Chief Operating Officer


GEORGE R. HECHT


__________________________
George R. Hecht





Annex I

The filers are:

I.
(a)	RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 	holding company

II.
(a)	RS Investment Management, L.P. is a California Limited
Partnership.
(b) 	registered investment adviser

III.
(a)	RS Partners Fund is a series of a Massachusetts Business Trust.
(b)	investment company

IV.
(a)	George R. Hecht is a control person of RS Investment Management
Co. LLC and RS Investment Management, L.P.
(b)	individual